UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 17, 2007

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01—Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 17, 2007, Occam Networks, Inc. (“Occam”) received a letter from The NASDAQ Stock Market stating that a Nasdaq Listing Qualifications Panel (the “Panel”) has determined to grant Occam’s request for continued listing on The NASDAQ Stock Market through September 28, 2007, subject to certain conditions.

Occam had previously received two notices from The NASDAQ Stock Market that its common stock was subject to delisting from The NASDAQ Global Market due to Occam’s failure to file its Form 10-Q for the three month period ended March 31, 2007 and its Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission by the applicable deadlines. As a result, Occam is not in compliance with the NASDAQ requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14), which requires Occam to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended. Occam has been unable to file its periodic reports with the Securities & Exchange Commission because its Audit Committee is conducting a review of Occam’s prior revenue recognition practices, including a review of Occam’s commitments to provide customers with software, hardware and software maintenance, upgrades, training, and other services in connection with customers’ purchases of Occam’s network equipment.

The Panel’s determination to grant Occam’s request for continued listing is subject to the following conditions: (i) by September 14, 2007, Occam must provide further information to the Nasdaq Hearings Department about the findings and conclusions of the Audit Committee; and (ii) by September 28, 2007, Occam must file its delinquent periodic filings with the SEC, its Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Christopher B. Farrell
Christopher B. Farrell
Chief Financial Officer

Date: July 20, 2007